EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Country of
Incorporation
Subsidiary	or Organization

CoSine Communications Sarl	France
CoSine Communications Italia Srl	Italy
CoSine Communications KK	Japan
CoSine Communications Korea	Korea
CoSine Communications Espana SL	Spain
CoSine Communications Ltd	United Kingdom